SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

May 10, 2004

Date of Report (Date of Earliest Event Reported)

HOSPIRA, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-31946	20-0504497
(Commission File Number)	(I.R.S. Employer Identification No.)

275 N. Field Drive

Lake Forest, Illinois  60045

(Address Of Principal Executive Offices, including Zip Code)

(224) 212-2000

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, If Changed Since Last Report)

Item 9.  Regulation FD Disclosure

The registrant has granted the following stock options under its 2004 Long-Term Stock Incentive Plan (the “2004 Stock Plan”):

(1)                As part of the registrant’s separation from its former parent, Abbott Laboratories (“Abbott”), the registrant has granted stock options to each of its employees who had been employed by Abbott and held Abbott stock options prior to the separation but were not retirement eligible at the time of the separation, except in certain foreign jurisdictions where applicable law made it inadvisable to do so.  These conversion options of the registrant replaced the Abbott stock options that these employees had as employees of Abbott, which were cancelled as part of the separation.  The conversion options have the same aggregate intrinsic value and the ratio of the exercise price per share to the market value per share as the related cancelled stock options.  Options to purchase an aggregate of  approximately 7.5 million shares of the registrant’s common stock were granted as conversion options.

(2)                As part of the registrant’s desire to provide a meaningful ownership opportunity for its employees, the registrant’s board of directors approved the granting of stock options to purchase an aggregate of 8,409,000 shares of the registrant’s common stock to substantially all of the registrant’s employees in the United States and certain employees outside the United States.  Each option has an exercise price of $26.50 and is subject to vesting.  For the ten corporate officers, one-third of the shares covered by these options are exercisable after one year, two thirds after two years and all after three.  For all other recipients, the shares covered by these options are exercisable after six months.

Limitation of Incorporation by Reference

                In accordance with the general instruction B.2 of Form 8-K, the information in this report is furnished pursuant to Item 9 and shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934, or otherwise subject to the liability of that section.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HOSPIRA, INC.

Dated: May 10, 2004	/s/ Brian J. Smith
	By:	Brian J. Smith
Its: Senior Vice President, General Counsel and Secretary